Exhibit 15

August 8, 2011
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Filing on the June 30, 2011 Form 10-Q for TrustCo Bank Corp NY

Commissioners:

We are aware that our report dated August 8, 2011, on our reviews of the interim financial information of TrustCo Bank Corp NY for the three and six month periods ended June 30, 2011 and 2010, included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2011, is incorporated by reference in its Registration Statements, Form S-8 (No. 33-60409), Form S-8 (No. 333-78811), Form S-8 (No. 333-115689), Form S-8 (No. 333-115674), Form S-8 (No. 333-175868), Form S-8 (No. 333-175867), Form S-3 (No. 333-174331), Form S-3 (No. 333-172568), and Form S-3 (No. 333-171339).

Yours very truly,

/s/ Crowe Horwath LLP

Crowe Horwath LLP